<DEF A14A>

SCHEDULE 14A INFORMATION

Proxy statement pursuant to Section 14(a) of the Securities and Exchange act of 1934

Filed by the Registrant X Filed by a Party other than the
Registrant __
_________________________________________________________________

Check the appropriate box:

 __     Preliminary Proxy Statement

 __     Definitive Proxy Statement

 X_     Definitive Additional Materials

 __     Soliciting Material Pursuant to Section 240.14a-11(c) or
Section         240.14a-12

Dynatech Corporation (Name of Registrant as Specified In Its
Charter)

Dynatech Corporation (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

___$125 per Exchange Act Rules -011(c)(1)(ii), 14a-6(i)(1), or
14a-6(i)(2).

   $500 per each party to the controversy pursuant to Exchange
Act Rule 14a-6(i)(4) and 0-11.

1)Title of each class of securities to which transaction applies:

2)Aggregate number of securities to which transaction applies:

3)Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

4)Proposed maximum aggregate value of transaction:

Set forth the amount on which the filing fee is calculated and state how it was determined.

__Check box if any part of the fee is offset as provided by the Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number of the Form or Schedule and the date of its filing.

1)Amount Previously Paid:

2)Form, Schedule or Registration Statement No.:

3)Filing Party:

4)Date Filed:



				Dynatech Corporation
				3 New England Executive Park
				Burlington, Massachusetts 01803
				(617) 272-6100

June 28, 1994

VIA EDGAR

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Avenue, N.W.
Washington, D.C.  20549

Re:     Dynatech Corporation
	1994 Definitive Additional Soliciting Materials
	SEC File No. 0-7438

Ladies and Gentlemen:

The undersigned hereby encloses for filing electronically with the Securities and Exchange Commission definitive additional soliciting materials to be distributed by Dynatech Corporation (the "Corporation") to its employees in connection with the Annual Meeting of Stockholders of the Corporation scheduled for July 26, 1994. Pursuant to Rule 14a-6(d) under the Securities and Exchange Act of 1934, the Corporation represents that definitive proxy materials were released for distribution to stockholders on or about June 28, 1994.

Very truly yours,


John C. Maag
Corporate Controller


cc: Robert H. Hertz
       Dynatech Corporation
    Edward T. O'Dell, P.C.
       Goodwin, Procter & Hoar




June 28, 1994


Fellow Employees:

I am writing today to inform you of an important issue now facing our Company that you will likely hear or read more about in the days and weeks ahead.

In a move that we view as not being in the best interest of Dynatech Corporation, a dissident shareholder group led by a New York City hedge fund called SC Fundamental, Inc. has initiated a proxy fight to try to gain control of three seats on the Company's Board which are up for election at the July 26 Annual Meeting.

According to their preliminary proxy material, the group intends to put forth a nonbinding proposal seeking shareholder approval to sell the Company or to break it up into several pieces and sell or spin off each piece.

Dynatech's Management and Board are convinced that these proposals are not in the best interests of our employees and our shareholders.

As you are aware, Dynatech's Board and Management have already approved and are effectively implementing a restructuring program. We have reorganized the Company into two main segments- Information Support Products and Diversified Instrumentation. We believe we are on target to meet our goals for the year and expect the program to deliver significant results. We expect to announce a profit in our first quarter of fiscal '95, ending June 30, 1994.

The benefits of this restructuring are twofold: First, it enables Dynatech to focus its resources on fewer opportunities that promise greater growth. Second, it allows us to compete more effectively in those markets by realigning our cost and organizational structures.

I will continue to communicate with you during this period to keep you apprised of the situation. Meanwhile, as usual, it is essential that you all keep confidential the Company's proprietary information. This would include, for example, product development plans, trade secrets, and potential partnerships or acquisitions. There may be a variety of outsiders looking to pry information from you in various subtle ways.
If anyone contacts you requesting information, please refer the call to Bob Hertz, Steve Cantor, or me at the Corporate office. Your
Company's president can answer most of your questions, but we are also available to speak with you.

Also, many of you, as shareholders, should be receiving communications from Dynatech through your brokers. If you have not received any information to date (annual report, an original proxy statement and proxy card, and a second proxy statement and card), please contact Steve Cantor at our Corporate office (617) 272-6100. If you are not a shareholder but wish to see the information, you may call Steve and request that a complete package be sent to you.

As we go through this process, I continue to realize that Dynatech's greatest strength comes from its people. It is incumbent on all of us to work towards the common goal of enhancing long-term shareholder value and Dynatech's future. I thank each of you for your continued support of your Company.

Sincerely,


John F. Reno
President and Chief Executive Officer